Exhibit 99.2

News Release

Graham Corporation    20 Florence Avenue    Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Increases Cash Dividend by 50%

BATAVIA, NY, January 31, 2013 – The Board of Directors of Graham Corporation (NYSE MKT: GHM) today approved a fifty percent increase in the annual dividend on the Company’s common stock, raising the quarterly rate from 2.0 cents per share to 3.0 cents per share for an annual rate of 12.0 cents per share.

“The dividend increase confirms the Board’s confidence in our performance and long term outlook for Graham. We have a solid balance sheet, strong cash generation and the financial flexibility that enables us to raise our dividend while maintaining our focus on strategic acquisition opportunities,” said Mr. James R. Lines, Graham’s President and Chief Executive Officer. “We plan to continue to review the dividend over time as part of our commitment to continue building shareholder value.”

The dividend will be payable February 27, 2013, to stockholders of record at the close of business on February 13, 2013. Graham has approximately 10 million shares of its common stock outstanding.

ABOUT GRAHAM CORPORATION

With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For more than 75 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.

Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.

Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

For more information contact:

Jeffrey F. Glajch Vice President Finance and CFO	Deborah K. Pawlowski Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com

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